Date:	January 25, 2007

Media Contact:	William H. Galligan	Phone:	816/983-1551

william.h.galligan@kcsr.com

KCS to Host Analyst Meeting and Webcast

Kansas City, MO, January 25, 2007. Kansas City Southern (KCS) (NYSE:KSU) will be hosting an analyst meeting at its headquarters in Kansas City, MO on Wednesday, March 14, 2007. For those unable to attend, the meeting will be webcast live at www.kcsouthern.com. The meeting is scheduled to begin at 10:00 a.m. CST and will conclude at approximately 3:00 p.m. The webcast replay will be available on the internet until March 21, 2007.

The agenda will include presentations by KCS management on the company’s business opportunities, operations, financial outlook, and five year strategic plan.

Financial analysts interested in attending the meeting may contact Ginger Adamiak, Director of Investor Relations and Financial Analysis for KCS at 816/983-1501 or ginger.l.adamiak@kcsr.com.

Headquartered in Kansas City, Mo., KCS is a transportation holding company that has railroad investments in the U.S., Mexico and Panama. Its primary U.S. holding includes KCSR, serving the central and south central U.S. Its international holdings include Kansas City Southern de Mexico, serving northeastern and central Mexico and the port cities of Lázaro Cárdenas, Tampico and Veracruz, and a 50 percent interest in Panama Canal Railway Company, providing ocean-to-ocean freight and passenger service along the Panama Canal. KCS’ North American rail holdings and strategic alliances are primary components of a NAFTA Railway system, linking the commercial and industrial centers of the U.S., Canada and Mexico.

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